Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Tyra Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value	Rule 457(c) and Rule 457(h)	7,000,000 (2)	$17.45 (3)	$122,115,000 (3)	$147.60 per $1,000,000	$18,024.17

Equity	Common stock, $0.0001 par value	Rule 457(c) and Rule 457(h)	2,000,000 (4)	$17.45 (3)	$34,890,000 (3)	$147.60 per $1,000,000	$5,149.76

Total Offering Amounts					$157,005,000		$23,173.94

Total Fee Offsets (5)							$0

Net Fee Due							$23,173.94

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

Represents 7,000,000 shares of common stock available for future issuance under the Tyra Biosciences, Inc. 2021 Incentive Award Plan (the “2021 Plan”) or that may become issuable under the 2021 Plan pursuant to its terms.

(3)

This estimate is made pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The maximum offering price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 15, 2024, which date is within five business days prior to filing this registration statement.

(4)

Represents 2,000,000 shares of common stock available for future issuance under the Tyra Biosciences, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) or that may become issuable under the ESPP pursuant to its terms.

(5)	The Registrant does not have any fee offsets.